Exhibit 2(i)

                             Note Purchase Agreement

         THIS NOTE PURCHASE AGREEMENT (the "Agreement"), dated as of the 8th day of September, 1995, among TEXFI INDUSTRIES, INC. , a Delaware corporation ("Texfi"), DECOTECH, L.C., a South Carolina limited liability company ("Decotech") and DECO GENERAL PARTNERSHIP, a South Carolina general partnership ("Deco").

                              W I T N E S S E T H:

         WHEREAS, Texfi and Decotech are parties to an Asset Purchase Agreement, dated as of March 31, 1995 (the "Purchase Agreement"), whereby Decotech purchased from Texfi certain real and personal property of Texfi located in Marion, North Carolina;

         WHEREAS, as part of the consideration paid by Decotech to Texfi for the aforesaid assets, Decotech delivered to Texfi that Subordinated Promissory Note dated March 31, 1995, in the principal amount of $2,000,000 executed by Decotech in favor of Texfi (the "Promissory Note");

         WHEREAS, Texfi, BNY Financial Corporation ("BNY") and Decotech are parties to that Subordination Agreement, dated as of March 31, 1995 (the "Subordination Agreement"), whereby the obligations of Decotech to Texfi under the Promissory Note are subordinated in certain respects to the payment of certain obligations of Decotech to BNY;

         WHEREAS, pursuant to the terms of the Promissory Note, a payment of principal and interest in the amount of $682,777.78 was due and payable to Texfi from Decotech on July 31, 1995, and interest on principal has continued to accrue under the Promissory Note from August 1, 1995, at the rate of $555.56 per day (the "Overdue Payment");

         WHEREAS, Texfi and Decotech agree that the amount of $330,388.23 was owed by Texfi to Decotech pursuant to the terms of the Purchase Agreement (the "Purchase Agreement Payment");

         WHEREAS, Texfi and Decotech are parties to an Agreement of even date herewith (the "Setoff Agreement"), whereby the Purchase Agreement Payment was offset against the Overdue Payment;

         WHEREAS, pursuant to the Setoff Agreement, the difference between the Overdue Payment and the Purchase Agreement Payment (the "Remaining Overdue Payment") and all other amounts owed by Decotech to Texfi under the Promissory remain outstanding;

         WHEREAS, Decotech has made certain financial information available to Texfi, including, without limitation, balance sheets and income statements of Decotech for each of the four months ended July 1, 1995, and in reliance thereon Texfi has agreed to transfer the Promissory Note to Deco pursuant to the terms and conditions of this Agreement;


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         WHEREAS, Deco desires to purchase the Promissory Note from Texfi, and
Texfi desires to sell the Promissory Note to Deco, on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereto hereby agree as follows:

         1. In exchange for the sum of Four Hundred Thousand Dollars ($400,000.00) in cash paid to Texfi by Deco upon the execution of this Agreement by the parties hereto:

                  (i) Deco hereby purchases from Texfi and Texfi hereby sells, conveys, assigns, transfers and delivers to Deco, its successors and assigns forever, all of Texfi's right, title and interest in, to and under the Promissory Note without recourse against Texfi; and

                  (ii) Deco hereby assumes and agrees to perform, fulfill and discharge all of Texfi's liabilities and obligations under the Subordination Agreement and Texfi hereby assigns all of its rights thereunder to Deco.

         2. Deco hereby acknowledges that: (i) the amount outstanding under the Promissory Note has been reduced by an amount equal to the Purchase Agreement Payment pursuant to the terms and conditions of the Setoff Agreement and it is purchasing the Promissory Note subject to such reduction in outstanding amount;
(ii) except as specifically provided in Section 4 hereof, Texfi has made no representations, warranties or guaranties with respect to the Promissory Note or the collectability thereof; and (iii) it has relied upon its own investigation in determining to purchase the Promissory Note and it assumes the risk of nonpayment with respect thereto.

         3. Decotech hereby acknowledges and consents to the sale and assignment of the Promissory Note to Deco by Texfi and to the assignment to and assumption by Deco of all of Texfi's rights, liabilities and obligations under the Subordination Agreement as provided in this Agreement.

         4. Texfi hereby warrants and represents to Deco that, except as provided in the Setoff Agreement, it has not sold or otherwise transferred any interest in the Promissory Note to any entity.

         5. Deco hereby warrants and represents to Texfi that: (i) it is a general partnership duly organized and validly existing under the laws of the State of South Carolina with full partnership power and authority to undertake the obligations contemplated by this Agreement, to execute and to deliver this Agreement and to perform its obligations hereunder; (ii) the execution and delivery of this Agreement have been duly authorized by all necessary partnership action; and (iii) this Agreement has been duly executed and delivered by Deco and is a valid and binding obligation of Deco, enforceable against it in accordance with its terms.


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         6. Deco hereby agrees to defend, indemnify, protect and save Texfi harmless from and against, and to reimburse Texfi for, any and all claims, damages, losses, liability, expenses or costs, of every kind and nature (including, but not limited to, attorneys' fees and court costs) arising, in whole or in part, out of or in connection with the Promissory Note, the Subordination Agreement or a breach of any of its representations, warranties or agreements hereunder.

         7. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto.

         8. This Agreement and the other writings referred to herein or delivered pursuant hereto shall constitute the entire understanding of the parties with respect to the subject matter hereof. There are no representations, promises, guaranties, covenants or undertakings other than as expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties, and any condition to a party's obligations hereunder may only be waived in writing by such a party.

         9. This Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

                                    TEXFI INDUSTRIES, INC.

                                    By:   /s/ William L. Remley
                                    Title:   Chief Executive Officer


                                    DECOTECH, L.C.
                                    By:      Management Advisory Services,
                                             Inc., Manager

                                    By:   /s/ L. Terrell Sovey, Jr.
                                    Title:     President


                                    DECO GENERAL PARTNERSHIP
                                    By:      Management Advisory Services,
                                             Inc., Partner

                                    By:   /s/ L. Terrell Sovey, Jr.
                                    Title:      President


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